Exhibit 10.1

                            STOCK PURCHASE AGREEMENT

      STOCK PURCHASE AGREEMENT, dated as of August 24, 2004 (the "Agreement"), by and among (i) Modern Holdings Incorporated, a Delaware corporation ("Buyer"), and (ii) DAG Media, Inc., a New York corporation ("Seller").

                               W I T N E S S E T H

      WHEREAS, Seller is the only stockholder of Blackbook Photography, Inc., a New York corporation (the "Company");

      WHEREAS, Seller wishes to sell its capital stock in the Company (the "Stock") to Buyer and Buyer wishes to purchase such stock (the "Acquisition") on the terms and subject to the conditions set forth herein; and

      WHEREAS, the parties desire to make certain representations and warranties and other agreements in connection with the Acquisition;

      NOW, THEREFORE, Buyer and Seller hereby agree as follows:

                                    Article 1
                                   Definitions

      1.1. Certain Matters of Construction. A reference to an Article, Section, Exhibit or Schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

      1.2. Cross References. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

         Term                                       Definition
         ----                                       ----------

         Agreement                                  Preamble
         Acquisition                                Preamble
         Affiliated Group                           Section 3.10
         Buyer                                      Preamble
         Claim Notice                               Section 8.3
         Closing                                    Section 2.3
         Code                                       Section 3.11
         Company                                    Preamble
         Company Balance Sheet                      Section 3.6
         Company Common Stock                       Section 3.2
         Company Contracts                          Section 3.20
         Company Financial Statements               Section 3.6
         Company Proprietary Rights                 Section 3.17

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         Damages                                    Section 8.2
         Employee List                              Section 3.12
         Encumbrances                               Section 3.15
         ERISA                                      Section 3.11
         Escrow Agent                               Section 2.2
         Escrow Agreement                           Section 8.6
         Governmental Entity                        Section 3.5
         Indemnification Escrow Amount              Section 2.2
         Indemnified Parties                        Section 8.2
         Liabilities                                Section 3.7
         Objection Notice                           Section 8.3
         Permits                                    Section 3.8
         Pre-Closing Tax Period                     Section 6.12
         Purchase Price                             Section 2.2
         Rubin Escrow Amount                        Section 2.2
         Seller                                     Preamble
         Seller Releasing Parties                   Section 6.11
         Stock                                      Preamble
         Tax or Taxes                               Section 3.10
         Tax Return                                 Section 3.10

      1.3. Certain Definitions. As used herein, the following terms shall have the following meanings:

            (a) Affiliate: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

            (b) Cause: (i) conviction of or guilty plea to a felony, (ii) commission of a fraudulent, illegal or dishonest act in the performance of Executive's duties to the Company, as reasonably determined by the board of directors of the Company, (iii) willful misconduct or gross negligence in the performance of Executive's duties to the Company which reasonably could be expected to be materially injurious to the business or operations of the Company (monetarily or otherwise), or (iv) failure or refusal to attempt to perform his duties to the Company if Executive does not cure such failure or refusal within thirty (30) days after his receipt of written notice from the Company of such failure (unless such act or omission, by its nature, may not be remedied, in which case such notice shall not be required).

            (c) Company Leases: each lease, sublease, license or other agreement under which the Company uses, occupies or has the right to occupy any real property or interest therein that (i) provides for aggregate future minimum payments of $2,500 or more (ignoring any right of cancellation or termination) or (ii) the cancellation or termination of which would have a Company Material Adverse Effect.

            (d) Company Material Adverse Effect: any change in or effect on the business of the Company that is or could be expected to be materially adverse to the business, results of operations or prospects of the Company.


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            (e) Company Plans: all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material personnel policy, relating to any persons employed by the Company or in which any person employed by the Company is eligible to participate and which is currently maintained or that was maintained at any time in the last five calendar years by the Company, Seller or any Affiliate of Seller.

            (f) Control: (including with correlative meaning, controlled by and under common control with): as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            (g) Environmental Laws: any and all statutes, regulations and ordinances relating to the protection of public health, safety or the environment.

            (h) Executive: Ted Rubin, President of the Company.

            (i) GAAP: United States generally accepted accounting principles.

            (j) Permitted Encumbrances: (i) liens for current taxes and other statutory liens and trusts not yet due and payable, (ii) liens of carriers, warehousemen, landlords and mechanics and other similar liens that were incurred in the ordinary course of business and secure obligations not yet due or payable and (iii) imperfections of title or other minor encumbrances that do not materially detract from the value or impair the use of the asset subject thereto or impair the operations of the Company.

            (k) Person: an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

            (l) Publications: publications created or distributed by or for the Company, including the publications entitled Black Book Photography (also known as The Black Book), Black Book Illustration, AR100 Award Show Book and The Complete Creative Industry Directory (also known as The Creative Industry Directory or The Complete Industry Directory).

            (m) Subsidiary: any corporation, association, or other business entity a majority (by number of votes on the election of directors or persons holding positions with similar responsibilities) of the shares of capital stock (or other voting interests) of which is owned by Buyer, the Company or their respective Subsidiaries, as the case may be.

            (n) to the knowledge of Seller: the actual knowledge of the officers and directors of Seller and the Company, after making due inquiry with respect thereto.


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                                   Article 2
                                 The Acquisition

      2.1. Sale and Purchase of Stock. At the Closing, Seller shall deliver and sell to Buyer the Stock, free and clear of all Encumbrances, against payment of the Purchase Price by Buyer in accordance with this Article 2.

      2.2. Payment of Purchase Price. The purchase price for the Stock (the "Purchase Price") shall be as follows:

            (a) Payment. At Closing, Buyer will pay Seller a total of $2,125,000 by check or wire transfer.

            (b) Escrow Amounts.

                  (i) Buyer will deposit the sum of $50,000 (the "Indemnification Escrow Amount") into escrow at the Closing with Mellon Trust of New England, N.A. (the "Escrow Agent") as security for the full and timely payment and performance by the Company of its obligations under Section 8 of this Agreement. Unless and except to the extent that such funds are to be repaid to Buyer as provided in Section 8 of this Agreement or are subject to pending claims under such section, such amounts shall be released from escrow and paid to Seller upon the expiration of twelve (12) months from the Closing.

                  (ii) Buyer will also deposit the sum of $75,000 (the "Rubin Escrow Amount") into escrow with the Escrow Agent at the Closing. The Rubin Escrow Amount shall be immediately payable in full to Buyer in the event that Executive resigns his employment with the Company for any reason or is dismissed by the Company for Cause, in each case on or before the date that is twelve (12) months from the Closing. Unless such amount is to be repaid to Buyer as provided herein or is subject to a pending dispute under Section 8.4, such amount shall be released from escrow and paid to Seller promptly after such date. The parties' agreement herein with respect to the Rubin Escrow Amount constitutes their reasonable estimate of the loss to Buyer if Executive should so resign or be dismissed and is not a penalty.

      2.3. Closing. The closing of the Acquisition (the "Closing") shall take place on August 24, 2004 at 10:00 a.m. or at such other date and time as may be mutually agreed to by the parties.

                                   Article 3
                    Representations and Warranties of Seller

      Seller represents and warrants to Buyer as follows:

      3.1. Corporate Status of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of New York, with the requisite corporate power to carry on its business as now being conducted. The Company is duly qualified and licensed to do business and is in good standing in all jurisdictions in which the nature of the business transacted by it makes qualification necessary. All jurisdictions in which the Company is qualified to do business are set forth on Schedule 3.1.


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      3.2. Capital Stock.

            (a) Authorized Stock of the Company. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.001 ("Company Common Stock"), of which 1,000 shares are issued and outstanding. The outstanding shares of Company Common Stock are owned of record and beneficially by Seller. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, were not issued in violation of any person's preemptive rights, and are fully paid and nonassessable.

            (b) Options and Convertible Securities of the Company. There are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. There are no voting trusts or other agreements or understandings to which the Company or any Seller is a party with respect to the voting of the shares of Company Common Stock, and the Company is not a party to or bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of Company Common Stock or other equity securities of the Company.

      3.3. Subsidiaries. The Company does not have any Subsidiaries. Other than as reflected in the Company Balance Sheet, the Company does not own, directly or indirectly, any shares or other equity interest or securities in any business organization, entity or enterprise.

      3.4. Certificate of Incorporation, Bylaws, Directors and Officers. The Company has delivered to Buyer true and correct copies of the certificate of incorporation and bylaws of the Company, including all amendments thereto, as in effect on the date hereof. The minute book of the Company contains accurate records of all meetings and consents in lieu of meetings of the board of directors of the Company (and any committees thereof, whether permanent or temporary) and of its shareholders since the date of its incorporation, and such records accurately reflect all transactions referred to in such minutes and consents. The stock book of the Company accurately reflects record ownership of the Company's capital stock. Buyer has been provided with a copy of or access to such minute book and stock book. Schedule 3.4 hereto sets forth a list of the directors and officers of the Company.


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      3.5. Noncontravention. Neither the execution and delivery of this
Agreement by the Seller, nor the performance by Seller of its obligations hereunder, nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or result in a violation of any provision of the certificate of incorporation or bylaws of the Company, (ii) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Company Plan, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which the Company is a party or by which it or any of its assets or properties is bound or which is applicable to it or any of its assets or properties.

      3.6. Financial Statements. The Company has previously furnished Buyer with
(a) accurate and complete copies of the audited balance sheet of the Company as of December 31, 2003 and the statements of operations and cash flows of the Company for the year then ended and (b) accurate and complete copies of the unaudited balance sheet of the Company as of June 30, 2004 and the statements of operations and cash flows of the Company for the six months then ended. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the "Company Financial Statements" and the unaudited balance sheet of the Company as of June 30, 2004 is sometimes referred to herein as the "Company Balance Sheet". Each of the balance sheets included in the Company Financial Statements (including any related notes) fairly presents in all material respects the financial position of the Company as of its date, and the other statements included in the Company Financial Statements (including any related notes) fairly present in all material respects the results of operations, cash flows and shareholders' equity, as the case may be, of the Company for the periods therein set forth, in each case in accordance with GAAP consistently applied (except as otherwise stated therein).

      3.7. Absence of Material Adverse Changes and Undisclosed Liabilities.

            (a) Changes. Since the date of the Company Balance Sheet, the Company has not suffered any Company Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that could reasonably be expected to result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on
Schedule 3.7(a), since the date of the Company Balance Sheet, the Company has not:

                  (i) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

                  (ii) accelerated, terminated, modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $2,500 to which the Company is a party;

                  (iii) canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $2,500 or outside the ordinary course of business;


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                  (iv) experienced material damage, destruction, or loss
      (whether or not covered by insurance) to its property (other than ordinary wear and tear not caused by neglect);

                  (v) created or suffered to exist any Encumbrance (other than Permitted Encumbrances) upon any of its assets, tangible or intangible;

                  (vi) issued, sold, otherwise disposed of or reacquired any of its capital stock, or granted or reacquired any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock, or any securities convertible or exchangeable into any of its capital stock or otherwise changed its capital structure or stock ownership in any way;

                  (vii) declared, set aside, or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (viii) made or committed to make any capital expenditures or entered into any other material transaction outside the ordinary course of business or involving an expenditure in excess of $2,500;

                  (ix) amended or modified in any respect any employment contract or arrangement or any profit sharing, bonus, incentive compensation, severance, employee benefit, multiemployer plan or other Company Plan;

                  (x) entered into any employment agreement or collective bargaining agreement or increased the compensation of any of its directors, officers, employees or consultants; or

                  (xi) committed (orally or in writing) to any of the foregoing.

            (b) Liabilities. To the knowledge of Seller, the Company has no liabilities or obligations, fixed, accrued, contingent or otherwise of the type required to be disclosed in the Company's financial statements in accordance with GAAP (collectively, "Liabilities"), that are not fully reflected or provided for on, or disclosed in the notes to, the balance sheets included in the Company Financial Statements, except (i) Liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect and (ii) Liabilities expressly disclosed on the Schedules delivered hereunder. Schedule 3.7(b) hereto sets forth an accurate and complete list of the Company's Liabilities as of the Closing, including its accounts payable, and the full dollar amount of each such Liability so listed, determined in accordance with GAAP.

      3.8. Compliance with Applicable Law, Certificate and Bylaws. The Company has all requisite licenses, permits and certificates (collectively, "Permits") from all United States or foreign governmental or public bodies or authorities (each a "Governmental Entity") necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated. The Company is in compliance in all material respects with


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all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the knowledge of Seller, threatened, which may result in revocation, cancellation, suspension, or any material adverse modification of any of such Permits. To the knowledge of Seller, the business of the Company is not being conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any Governmental Entity. The Company is not in default or violation of any provision of its certificate of incorporation or its bylaws.

      3.9. Litigation and Audits. Except as set forth on Schedule 3.9, there is
(a) no investigation by any Governmental Entity with respect to the Company pending or, to the knowledge of Seller, threatened, nor has any Governmental Entity indicated to the Company an intention to conduct the same; (b) no claim, action, suit, arbitration or proceeding pending or, to the knowledge of Seller, threatened against or involving the Company, or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity; and (c) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company.

      3.10. Tax Matters.

            (a) The Company has filed all Tax Returns that it was required to file under applicable laws and regulations. Each Affiliated Group has filed all material income Tax Returns that it was required to file for each taxable period during which the Company was a member of the group. All such Tax Returns were correct and complete (A) in all respects in so far as they relate to the Company and (B) in all material respects in so far as they do not relate to the Company, and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. All material income Taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which the Company was a member of the group. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

            (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (c) Neither Seller nor any director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional material Taxes against any Affiliated Group for any taxable period during which the Company was a member of the group. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local taxing


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authority (including jurisdictions where the Company has not filed Tax Returns)
any (i) written notice indicating an intent to open an audit or other review,
(ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. There is no dispute or claim concerning any material Tax liability of any Affiliated Group for any taxable period during which the Company was a member of the group either (A) claimed or raised by any authority in writing or (B) as to which Seller and the directors and officers (and employees responsible for Tax matters) of Seller has knowledge based upon personal contact with any agent of such authority. Except as disclosed on Schedule 3.10(c), no Affiliated Group has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency for any taxable period during which any of the Company was a member of the group. Schedule 3.10(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2000.

            (d) The Company has not filed a consent under Code ss.341(f) concerning collapsible corporations. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code ss.280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). The Company has not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is Seller. Seller has filed a consolidated federal income Tax Return with the Company for the taxable year immediately preceding the current taxable year. The Company does not have any liability for the Taxes of any person other than the Company (A) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

            (e) The unpaid Taxes of the Company (i) did not, as of June 30, 2004, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the date of the Closing in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Company Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

            (f) The Company has not distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code ss.355 or ss.361.

            (g) Certain Definitions.


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                  (1) "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a) or any similar group defined under a similar provision of state, local or foreign laws.

                  (2) "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

                  (3) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      3.11. Company Plans. The Company has no Company Plans other than those listed on Schedule 3.11 hereto. Each Company Plan has been maintained, funded and administered in accordance with the terms of such Company Plan and complies in form and in operation in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable laws. Each Company Plan that is intended to meet the requirements of a "qualified plan" under Code ss. 401(a) has received a favorable determination letter from the Internal Revenue Service. There is no material pending or, to the knowledge of Seller, threatened litigation relating to the Company Plans. The Company has not maintained, sponsored or contributed to any Company Plan that is a "defined benefit plan" as defined in ERISA ss. 3(35).

      3.12. Employment-Related Matters.

            (a) Employee Payments. All salaries, wages, back pay, vacation pay, bonuses, commissions and other compensation payable by the Company to the employees of and consultants to the Company and any previous employees of or consultants to the Company through the date of Closing, including any retention bonus or other compensation payable in connection with the Closing, have been or will be paid in full or waived in writing as of the date of the Closing.

            (b) Employee List. The Company has heretofore delivered to Buyer a correct and complete list (the "Employee List") containing the name of each current employee of the Company, and each such employee's position, length of service and current annual salary. No third party has asserted any claim, or, to the knowledge of Seller, has any reasonable basis to assert any valid claim, against the Company that either the continued employment by, or association with, the Company or any of the present officers or employees of, or consultants to, the Company contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.


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            (c) Labor Disputes and Compliance. The Company has not at any time had, nor to the knowledge of Seller is there now threatened, any walkout, strike, union activity, picketing, work slowdown or any other similar occurrence. The Company has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours and collective bargaining. The Company has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and it has paid all such amounts to the appropriate governmental agency, insurer or other person in accordance with such laws or agreements.

      3.13. Environmental Laws. To the knowledge of Seller, the Company is in compliance in all material respects with all applicable Environmental Laws. The Company has not received any communication that alleges that the Company is not in compliance in all respects with all applicable Environmental Laws in effect on the date hereof.

      3.14. No Broker's or Finder's Fees. Except as set forth on Schedule 3.14, neither the Company nor Seller has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

      3.15. Assets Other Than Real Property.

            (a) Title. The Company has good and marketable title to all of the tangible assets shown on the Company Balance Sheet and listed in Schedule 3.15(a), in each case, free and clear of any mortgage, pledge, lien, claim, charge, security interest, lease or other encumbrance (collectively, "Encumbrances"), except for (a) assets disposed of since the date of the Company Balance Sheet in the ordinary course of business and in a manner consistent with past practices and not material in amount, (b) liabilities, obligations and Encumbrances reflected in the Company Balance Sheet or otherwise in the Company Financial Statements, (c) Permitted Encumbrances, and (d) liabilities, obligations and Encumbrances set forth on Schedule 3.7(b) hereto.

            (b) Accounts Receivable. Schedule 3.15(b) sets forth an accurate and complete list of the Company's accounts receivable as of the date hereof. All of such receivables have arisen in the ordinary course of the Company's business and to the knowledge of Seller are valid, collectible and payable in full in the amounts shown on Schedule 3.15(b), net of the allowance for doubtful accounts set forth on such Schedule, and subject to the Company's performance of any related fulfillment obligation reflected on such Schedule. To the knowledge of Seller, no account receivable is subject to any defense, counterclaim, set-off, discount, dispute or condition of any nature, except as described in this paragraph.

            (c) Condition. All materials, equipment and personal property owned by the Company and used in its business are in good operating condition and repair.

      3.16. Real Property. The Company does not own or have any interest in any real property.

      3.17. Intellectual Property.


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            (a) Right to Intellectual Property. The Company owns, or has valid and enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, domain names, URLs, technology, know-how, trade secrets, and tangible or intangible proprietary information or material that are used in the business of the Company as currently conducted or as currently proposed to be conducted by the Company (the "Company Proprietary Rights"), free and clear of any and all Encumbrances. Following the Closing, the Company will continue to own or have valid and enforceable rights to use all Company Proprietary Rights necessary for the lawful conduct of its business as currently conducted and as currently proposed to be conducted, without any infringement or conflict with the rights of others.

            (b) List of Company Proprietary Rights. Set forth on Schedule 3.17(b) hereto is a complete list of all patents, trademarks, trade names, service marks, registered copyrights, domain names, URLs and any applications therefor, and tangible proprietary information included in the Company Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

            (c) Royalties. The Company is not obligated to pay any royalties or other compensation to any third party in respect of its ownership, use or license of any of the Company Proprietary Rights.

            (d) Licenses. Set forth on Schedule 3.17(d) is a complete list of all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Proprietary Right, and includes (i) the date and term thereof, (ii) the identity of all parties thereto, and (iii) a description of the nature and subject matter thereof. True and correct copies of all such licenses, sublicenses and agreements have been provided to Buyer.

            (e) Protection of Company Proprietary Rights. The Company has at all times diligently protected its rights in the Company Proprietary Rights and has maintained the confidentiality of its trade secrets and other confidential Company Proprietary Rights, and there have been no acts or omissions by the Company, the result of which would be to compromise the rights of the Company to apply for or enforce appropriate legal protection of such Company Proprietary Rights. Without limiting the generality of the foregoing, the Publications contain copyright notices sufficient to maintain copyright protection on the copyrighted portions of the Company Proprietary Rights.

            (f) No Conflict. No claims with respect to the Company Proprietary Rights have been asserted or, to the knowledge of Seller, are threatened by any person nor are there any valid grounds for any bona fide claims (i) to the effect that the Publications or any portion thereof, or the Company's conduct of its business, infringe on any copyright, patent, trademark, service mark, domain name, URL or trade secret, (ii) against the use by the Company of any trademarks, service marks, trade names, domain names, URLs, trade secrets, copyrights, patents, technology or know-how and applications used in the Company's business as currently conducted or as proposed to be conducted by the Company, or (iii) challenging the ownership by the Company, validity or effectiveness of any of the Company Proprietary Rights. To the knowledge of the Company and Seller, there is no unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights by any third party, including any employee or former employee of the Company. No Company Proprietary Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use or exploitation thereof by the Company.

            (g) Employee Agreements. To the knowledge of Seller, no employee, officer or consultant of the Company is in material violation of any term of any employment or consulting contract, proprietary information agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with the Company or any previous employer.

            (h) Certain Software. The software necessary for the layout and pagination of all Company directories is licensed to the Company and available on the Company's computer system.

      3.18. Statement of Publication. The Company has heretofore delivered to Buyer a statement of publication for each issue of the Publications. Each such statement of publication is complete and correct in all material respects.

      3.19. Mailing Lists. A complete and correct list of all mailing lists used in connection with the Publications, other than those obtained from third parties, is available on the Blackbook's computer system. The Company's use of such mailing lists has not infringed or conflicted with any copyright, trademark or trade secrecy, privacy or other right of any third party.

      3.20. Agreements, Contracts and Commitments.

            (a) Company Agreements. Except as set forth on Schedule 3.20(a) hereto, the Company is not a party to:

                  (i) any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other Company Plan;

                  (ii) any employment agreement with any present employee, officer, director or consultant (or former employees, officers, directors and consultants to the extent there remain at the date hereof obligations to be performed by the Company);

                  (iii) any agreement for personal services or employment with a term of service or employment specified in the agreement or any agreement for personal services or employment in which the Company has agreed on the termination of such agreement to make any payments greater than those that would otherwise be imposed by law;

                  (iv) any agreement of guarantee or indemnification;

                  (v) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of the Company (a) to compete with any person in any geographic area, (b) to engage in any line of business, or
      (c) to hire or solicit for employment any individual;

                  (vi) any Company Lease or personal property lease under which the Company is lessee;

                  (vii) any joint venture or profit-sharing agreement;

                  (viii) except for trade indebtedness incurred in the ordinary course of business and reflected on the Company Balance Sheet, any loan or credit agreements providing for the extension of credit to the Company or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, lease, guarantee, or otherwise that individually is in the amount of $2,500 or more;

                  (ix) any license or royalty agreement other than those disclosed on Schedule 3.17(d);

                  (x) any agreement or arrangement with any third party to develop any intellectual property or other asset expected to be used or currently used or useful in the Company's business;

                  (xi) any agreement or arrangement for the Company to develop any intellectual property or other asset for any third party;

                  (xii) any agreement or arrangement providing for the payment of any commission based on sales;

                  (xiii) any agreement for the sale or license by or to the Company of materials, products, services or supplies that involves future payments to the Company of more than $2,500;

                  (xiv) any agreement for the purchase by the Company of any materials, equipment, services, or supplies, that either (A) involves a binding commitment by the Company to make future payments totaling in excess of $2,500 and cannot be terminated by it without penalty upon less than one month's notice or (B) was not entered into in the ordinary course of business;

                  (xv) any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by the Company that involves future payments by it totaling more than $2,500;

                  (xvi) any agreement or commitment to which present or former directors or officers (or their Affiliates or members of their immediate families) or Affiliates (or directors or officers of an Affiliate) are also parties;

                  (xvii) any agreement not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by the Company of more than $2,500; or

                  (xviii) any agreement not described above that was not made in the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of the Company.

            (b) Validity. Except as set forth on Schedule 3.20(b), all contracts, leases, instruments, licenses and other agreements or documents described on Schedule 3.17(d) or Schedule 3.20(a) (the "Company Contracts") are valid, enforceable and in full force and effect and the Company has not, nor, to the knowledge of Seller, has any other party thereto, breached any provision of, or defaulted under the terms of any such contract, lease, instrument, license or other agreement or document. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will not cause the Company to be in violation or default under any Company Contract nor entitle any other party thereto to terminate or modify any Company Contract.
Schedule 3.20(b) identifies each Company Contract that requires the consent of a third party in connection with the transactions contemplated hereby.

      3.21. Banking Relationships. Schedule 3.21 hereto shows the names and locations of all banks and trust companies in which the Company has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all persons authorized to draw thereon or to have access thereto.

      3.22. Suppliers, Distributors and Sales Agents. The relationships of the Company with its suppliers, distributors and sales agents are satisfactory commercial working relationships. Since the date of the Company Balance Sheet, no material supplier, distributor or sales agent of the Company has canceled or otherwise modified its relationship with the Company and, to the knowledge of Seller, no supplier, distributor or sales agent of the Company has any intention to do so, and, to the knowledge of Seller, the consummation of the transactions contemplated hereby will not adversely affect such relationships.

      3.23. Certain Transactions. The Company is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children in any amount whatsoever, except for indebtedness to employees for accrued salaries and bonuses not yet payable or for reasonable business expenses actually incurred. None of said officers or directors, or any members of their immediate families, are indebted to the Company or, to the knowledge of Seller, have any direct or indirect ownership interest in any firm or business entity which is affiliated with or with which the Company has a business relationship, or any firm or corporation which competes with the Publications; provided, that ownership of 1% or less of the outstanding voting securities of a publicly traded corporation shall not constitute such a direct or indirect interest. To the knowledge of Seller, no officer or director, or any member of his or her immediate family, is, directly or indirectly, interested in any material contract with the Company.

      3.24. Acquired Business. Upon consummation of the Acquisition, the Buyer will acquire the entire business of the Company as heretofore conducted and as proposed to be conducted, and the Buyer will then own and have the right to use all tangible and intangible assets and properties heretofore used or necessary for the normal continued conduct of the Company's business as now conducted by it and as proposed to be conducted.

      3.25. Full Disclosure. Neither this Agreement nor any written statement, report or other document furnished or to be furnished by the Company or Seller pursuant to this Agreement or in connection with the transactions contemplated hereby contains, or will contain, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not false or misleading. There is no fact known to Seller which has not been disclosed to Buyer in writing that materially adversely affects, or so far as Seller can now foresee will materially adversely affect, (a) the ability of Seller to perform this Agreement or (b) the financial condition, business, operations, assets, properties, results of operations or prospects of the Company.

      3.26. Financial Projections. The financial projections that Seller has provided to Buyer were prepared in good faith using assumptions that Seller believes to be reasonable. Notwithstanding the foregoing, however, Seller makes no representation or warranty regarding the actual future financial performance of the Company.

                                   Article 4
               Additional Representations And Warranties of Seller

      Seller further represents and warrants to Buyer as follows:

      4.1. Title to Stock. Seller has good and marketable title to the Stock, free and clear of all Encumbrances.

      4.2. Corporate Status of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

      4.3. Authority for Agreement; Noncontravention.

            (a) Authority. Seller has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby to be signed by Seller have been duly executed and delivered by Seller and constitute valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby are subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

            (b) No Conflict. Neither the execution and delivery of this Agreement by Seller, nor the performance by Seller of its obligations hereunder, nor the consummation by Seller of the transactions contemplated hereby will conflict with or result in a violation of (a) any provision of the certificate of incorporation or by-laws of Seller, or (b) any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Seller is a party or by which or any of its assets or properties is bound or which is applicable to Seller or any of its assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

      4.4. Company Proprietary Rights. Seller does not own or claim to have any interest in any of the Company's Proprietary Rights.

                                   Article 5
                     Representations and Warranties of Buyer

      Buyer represents and warrants to Seller as follows:

      5.1. Corporate Status of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

      5.2. Authority for Agreement; Noncontravention.

            (a) Authority. Buyer has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby to be signed by Buyer have been duly executed and delivered by Buyer and constitute valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby are subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

            (b) No Conflict. Neither the execution and delivery of this Agreement by Buyer, nor the performance by Buyer of its obligations hereunder, nor the consummation by Buyer of the transactions contemplated hereby will conflict with or result in a violation of (a) any provision of the certificate of incorporation or by-laws of Buyer, or (b) any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Buyer is a party or by which or any of its assets or properties is bound or which is applicable to Buyer or any of its assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

      5.3. No Broker's or Finder's Fees. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

      5.4. Availability of Funds. Buyer currently has access to sufficient funds in cash or cash equivalents and will at the Closing have sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement.

                                   Article 6
                              Additional Agreements

      6.1. Expenses. Seller shall be responsible for all costs and expenses (including fees and disbursements of consultants, investment bankers, and other financial advisors, brokers and finders, counsel and accountants) incurred by it or the Company in connection with the matters contemplated hereby. Buyer shall be responsible for all costs and expenses (including fees and disbursements of consultants, investment bankers, and other financial advisors, brokers and finders, counsel and accountants) incurred by it in connection with the matters contemplated hereby.

      6.2. Non-Disclosure. Seller shall hold in strict confidence, and not disclose to any third party or use except for the benefit of the Company or Buyer, any and all confidential and proprietary information of the Company and Buyer.

      6.3. Non-Competition; Non-Solicitation. During the period commencing on the Closing and ending five years after the Closing, neither Seller nor any of its Affiliates shall directly or indirectly, whether as principal, agent, stockholder, co-venturer, owner, manager, operator or partner, (a) enter into or engage, compete with or interfere with the business of the Company (as conducted as of the Closing) or publish any publication that competes with the Publications (as they exist as of the Closing); provided that this Section 6.3 shall not restrict Seller or its Affiliates from holding a passive equity, debt or revenue interest of 1% or less in any other person or entity that engages in any of the foregoing activities so long as neither Seller nor its Affiliates has any active participation in the business of such person; or (b) solicit or attempt to divert or take away from the Company the business, patronage or services of any persons or entities who are customers, suppliers or sales agents of the Company; or (c) solicit, induce, attempt to hire, or hire any employee or consultant of Buyer or the Company (other than a person whose employment by or services to Buyer or the Company has been terminated for a period of at least twelve months), or assist in such hiring by any other person or business entity or encourage any such employee or consultant to terminate his or her employment with or retention by Buyer or the Company. Seller agrees and acknowledges that the potential harm to Buyer of its non-enforcement of this Section 6.3 outweighs any harm to Buyer of Seller's enforcement hereof by injunction or otherwise. Seller expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area. If, at the time of enforcement of any provision of this
Section 6.3, a court
shall hold that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, Buyer and Seller hereby agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Buyer and Seller also hereby agree that money damages would not be an adequate remedy for any breach of this Section 6.3 or Section 6.4. Therefore, in the event of a breach or threatened breach of this Section 6.3 or Section 6.4, the non-breaching party or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

      6.4. Trade Names of the Company. Seller and its Affiliates will not, at any time after the Closing, individually, jointly or in association with others use as a trade name, a corporate name or name of another business entity, the names of the Publications or any name which is substantially similar to any such name for any purpose whatsoever. Seller and its Affiliates shall not question or contest the right of the Company to continue to do business under its present corporate name or to continue to use the names of any of the Publications.

      6.5. Resignations; Bank Accounts. Each member of the board of directors of the Company and each officer of the Company shall resign as a director and officer of the Company, effective as of the Closing. Seller, and any other bank signatories shall take such action as may be necessary at or after the Closing to revoke their signing authority on all Company bank accounts and to substitute such individuals as new signatories as may be designated by the Buyer.

      6.6. Right of Access. Seller shall provide to Buyer and its accountants, counsel, and other representatives full access to all of the properties, books, contracts, commitments and records prior to and after the Closing so as to facilitate the acquisition of the Company and the operation of the Company post-Closing. During the period prior the Closing, Seller and Company shall use reasonable efforts to furnish promptly to buyer all other information concerning the Company ands its business properties, and personnel as Buyer may reasonable request.

      6.7. Public Announcements. Except for announcements or filings required by law or Nasdaq rule, without the consent of the other party, each party will not issue or permit any of its subsidiaries, directors, officers, employees or agents to issue any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby.

      6.8. Further Assurances. If at any time after the Closing any further assignments, conveyances, transfers or assurances in law, or any other actions or things, may be reasonably necessary to transfer, assign, convey or deliver to, or to vest, perfect or confirm in (a) the Company, any right, title or interest of Seller in or to any assets or properties sold to Buyer hereunder, or
(b) Buyer any right, title or interest of Seller, of record or otherwise, in or to the Stock then, in either such case, Seller, at its sole cost and expense, shall use its commercially reasonable efforts to promptly execute, deliver and record, or cause to be executed, delivered and recorded, any and all such further instruments of assignment, conveyance and transfer and take, or cause to be taken, all actions and do, or cause to be done, all things, as may be reasonably requested by Buyer to transfer, assign, convey or deliver the same to, or to vest, perfect or confirm the same in, the Company, or Buyer, as applicable.

      6.9. Interim Performance. Between the date of this Agreement and the Closing, Seller shall use commercially reasonable efforts to preserve intact the Company's business organization, employees, operations, goodwill, customers, sales agents and others with whom it has business relationships, and Seller shall cause the Company to carry on its business in the ordinary course and in substantially the same manner as currently being conducted. Without limiting the foregoing, Seller shall cause the Company to pay all invoices in a manner consistent with past practices and shall cause the Company not to, without the prior written consent of Buyer:

            (a) enter into any contract or commitment or take any other action that is not in the ordinary course of business or that, at the time the Company enters into such contract or commitment or takes such action, may reasonably be expected to have an adverse impact on the transactions contemplated by this Agreement;

            (b) change the capital structure or stock ownership of the Company in any way, including, without limitation, issuing or reacquiring any of its capital stock or any options, warrants or other securities exercisable or exchangeable for, or convertible into, shares of its capital stock or accelerating the exercise period of any such option, warrant or other security;

            (c) pay any dividend or distribution;

            (d) enter into financial arrangements for the benefit of its shareholders except in the ordinary course of business consistent with past practice;

            (e) dispose of any significant part of its assets;

            (f) increase the compensation of or pay any bonus to any officer, director or employee of the Company;

            (g) fail to pay or delay the payment of any salary, employee benefit, account payable or other liability other than in the ordinary course of business;

            (h) make any payment in respect of the loan from Seller to the Company; or

            (i) agree, whether in writing or otherwise, to take any action described in paragraphs (a) through (h) above.

      6.10. Satisfaction of Closing Conditions. Seller shall promptly seek all necessary approvals, consents and authorizations of third parties required for the consummation of the transactions contemplated hereby. Seller shall not take any action, or permit the Company to take any action, that would, or is reasonably likely to, result in any of Seller's representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Closing set forth herein not being satisfied or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

      6.11. Release. Effective upon the Closing, Seller and its Affiliates (the "Seller Releasing Parties") hereby release, acquit and forever discharge the Company from liability on or for any and all claims, demands, causes of action, damages, costs, expenses, compensation, and all other liabilities of any kind or nature whatsoever, direct or indirect, known or unknown, contingent or absolute, which any Seller Releasing Party has had, now has, or may hereafter have for any reason whatsoever, for or on account of, in consequence of, or arising out of acts or omissions on or prior to the Closing by the Company and/or any of its officers, directors or Affiliates, past or present, other than obligations under the Agreement. Following the Closing, neither the Company, Buyer nor any Affiliate of Buyer shall have any obligation to indemnify or hold harmless any person who served as an officer or director of the Company or Seller prior to the Closing in respect of any claim or action arising out of or related to such service.

      6.12. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the
Closing:

            (a) Tax Indemnification. Seller shall indemnify the Company, Buyer, and each Buyer Affiliate and hold them harmless from and against, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the date of the Closing and the portion through the end of the date of the Closing for any taxable period that includes (but does not end on) such date (the "Pre-Closing Tax Period"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the date of the Closing, including pursuant to Treasury Regulation ss.1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes are imposed in connection with an event or transaction occurring before the Closing.

            (b) Responsibility for Filing Tax Returns for Periods through Closing Date. Seller shall include the income of the Company (including any deferred items triggered into income by Reg. ss.1.1502-13 and any excess loss account taken into income under Reg. ss.1.1502-19) on Seller's consolidated federal income Tax Returns for all periods through the date of the Closing and pay any federal income Taxes attributable to such income. For all taxable periods ending on or before such date, Seller shall cause the Company to join in Seller's consolidated federal income tax return and, in jurisdictions requiring separate reporting from Seller, to file separate company state and local income tax returns. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law. Buyer shall have the right to review and comment on any such Tax Returns prepared by Seller. Buyer shall cause the Company to furnish information to Seller as reasonably requested by Seller to allow Seller to satisfy its obligations under this section in accordance with past custom and practice. The Company and Buyer shall consult and cooperate with Seller as to any elections to be made on returns of the Company for periods ending on or before the date of the Closing. Buyer shall cause the Company to file income Tax Returns, or shall include the Company in its combined or consolidated income tax returns, for all periods other than periods ending on or before the date of the Closing.

            (c) Cooperation on Tax Matters.

                  (i) Buyer, the Company , and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.12 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the date of the Closing until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.

                  (ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (iii) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code ss.6043 and all treasury regulations promulgated thereunder.

            (d) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the date of the Closing and, after such date, the Company shall not be bound thereby or have any liability thereunder.

            (e) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

      6.13. Payment of Printing and Distribution Costs. Buyer shall cause the Company to pay when due the Company's outstanding unpaid Liabilities for printing and distribution costs for the Illustration Guide and the AR 100 Guide described in Section 7.2(l).

                                   Article 7
                              Conditions Precedent

      7.1. Conditions Precedent to the Obligations of Each Party. The obligations of the parties hereto to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing of the following conditions:

            (a) No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Acquisition or the other transactions contemplated hereby shall be in effect (each party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the Acquisition or any of the other transactions contemplated hereby.

            (b) Illegality. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state or federal government agency that would prohibit or materially restrict the consummation of the Acquisition or the other transactions contemplated hereby.

      7.2. Conditions Precedent to Obligation of Buyer to Effect the Acquisition. The obligation of Buyer to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

            (a) Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing; and Seller shall have delivered to Buyer a certificate to that effect, dated the date of the Closing and signed by an executive officer of Seller.

            (b) Agreements and Covenants. Seller shall have performed all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing; and Seller shall have delivered to Buyer a certificate to that effect, dated the date of the Closing and signed by an executive officer of Seller.

            (c) Diligence. Buyer shall have received all information concerning the Company and its subsidiaries and respective business, properties and personnel as Buyer may have reasonably requested on or before the Closing, and Buyer shall be fully satisfied with the results of its investigation regarding the Company.

            (d) Legal Opinion. Buyer shall have received an opinion from Morse, Zelnick, Rose & Lander, counsel to the Company, in substantially the form of Exhibit A hereto.

            (e) Escrow Agreement. Seller and the Escrow Agent shall have executed the Escrow Agreement (as defined in Section 8.5).

            (f) Transition Services Agreement. Seller and the Company shall have executed an agreement providing for the delivery by Seller to the Company of certain transition services, in form and substance acceptable to Buyer.

            (g) Closing Documents. The Company and Seller shall have delivered to Buyer such closing documents as Buyer shall reasonably request (other than additional opinions of counsel).

            (h) Resignations. Buyer shall have received the written resignations of the directors of the Company as contemplated by this Agreement.

            (i) Third Party Consents. Any and all third party consents or approvals required from third parties relating to contracts, agreements, licenses, leases, and other instruments to the Company shall have been obtained by the Company and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third party.

            (j) Employee Arrangements. Ted Rubin and Magi Lipson shall have each entered into an employment arrangement with the Company on terms and conditions satisfactory to Buyer.

            (k) Sales Agency Agreement. Seller shall have provided to Buyer a fully executed copy of the Sales Agency Agreement among the Company, Andreas Panagopoulos and Advertising Media Consultants, Inc., and the parties to such agreement shall have entered into an amendment thereto increasing the notice required for termination of such agreement from 5 days to 60 days.

            (l) Liabilities of the Company. The Company shall have paid the printing and distribution costs for the Illustration Guide budgeted for payment in August, in the amount of approximately $70,000. In addition, the Company's outstanding unpaid Liabilities for printing and distribution costs for the Illustration Guide and the AR 100 Guide shall not exceed $140,000 in the aggregate. Seller shall have contributed to the capital of the Company all inter-company Liabilities owed by the Company to Seller through the date of the Closing so that the Company shall have no further obligation with respect thereto.

      7.3. Conditions to Obligations of Seller to Effect the Acquisition. The obligation of Seller to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

            (a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing; and Buyer shall have delivered to Seller a certificate to that effect, dated the date of the Closing and signed by its President or Chief Executive Officer.

            (b) Agreements and Covenants. Buyer shall have performed all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing; and Buyer shall have delivered to Seller a certificate to that effect, dated the date of the Closing and signed by its President or Chief Executive Officer.

            (c) Escrow Agreement. Buyer and Escrow Agent shall have executed the Escrow Agreement (as defined in Section 8.5).

                                   Article 8
                  Survival of Representations; Indemnification

      8.1. Survival of Representations. The representations, warranties, covenants and agreements contained herein, will survive the Closing and continue in full force and effect for a period of one year after the Closing; provided however that (a) the representations and warranties in Section 3.10 and the covenants in Section 6.12 shall survive until expiration of the statute of limitations period, (b) the representations and warranties in Sections 3.2 and
4.1 shall survive indefinitely and (c) the covenants of the parties set forth in Sections 6.2, 6.3, 6.4, 6.8 and 6.11 shall survive indefinitely. Notwithstanding the foregoing, any representation, warranty, covenant or agreement that would otherwise terminate will continue to survive if a claim shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under this Article 8 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article 8.

      8.2. Indemnification. Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective Affiliates, officers, directors, employees, representatives and agents (the "Indemnified Parties") from and against any and all claims, costs, losses, expenses, liabilities, taxes, fines, penalties or other damages, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements (collectively "Damages") by reason of or otherwise arising out of:

            (a) any breach of, or inaccuracy in, any representation or warranty contained in Article 3 or Article 4 or otherwise made by Seller in this Agreement, including the Schedules hereto or any certificates delivered by the Company or Seller pursuant to this Agreement, in each case as each such representation or warranty would read if all qualifications as to materiality were deleted therefrom;

            (b) any breach or failure in performance by Seller of any covenant, agreement or obligation of Seller contained in this Agreement; or

            (c) the litigation matters described on Exhibit B, and any other claim, action or proceeding based upon or related to the facts that are the subject matter of such litigation matters.

The amounts for which the Indemnified Parties may seek indemnification under this Section 8.2 shall extend to, and as used herein the term "Damages" shall include, reasonable attorneys' fees and disbursements, reasonable accountants' fees, costs of litigation and other expenses incurred by them in the defense of any claim asserted against them and any amounts paid in settlement or compromise of any claim asserted against them to the extent that the claim asserted is or would have been subject to the indemnification provisions hereof. Any payment of indemnification required to be made pursuant to this Section 8.2 will be made out of any of the Indemnification Escrow Amount then held by the Escrow Agent. To the extent that the amount of such payment exceeds the Indemnification Escrow Amount, the balance of such payment shall be made by Seller, provided, however, that the aggregate liability of Seller for Damages hereunder shall not exceed the Purchase Price.

      8.3. Indemnification Escrow - Claims. If Buyer reasonably believes that it is entitled to obtain recovery for Damages from the Indemnification Escrow Amount, Buyer shall submit a written notice of such claim to Seller and the Escrow Agent (the "Claim Notice"). The Claim Notice shall describe the material facts pertaining to the claim and the amount of the Damages or, if such amount is not ascertainable at the time such Claim Notice is delivered, a reasonable estimate of the amount of the Damages. If Seller does not submit a good faith objection to the claim within 30 days after the receipt of the Claim Notice (an "Objection Notice"), the Escrow Agent shall be authorized to release the amount so claimed from escrow and deliver those funds to Buyer and, to the extent the amount so claimed exceeds the Indemnification Escrow Amount, Seller shall pay such excess within 10 days. If Seller submits an Objection Notice within the time specified above, the amount subject to the claim shall be held in escrow until such time as Buyer and Seller agree that the funds may be released from escrow or there is a judicial determination that such funds shall be released, in which case the funds shall be released from escrow in accordance with such agreement or determination. Buyer agrees that it shall submit no claims for recovery of Damages unless the aggregate amount of such claims exceeds $10,000.

      8.4. Rubin Escrow - Claim. If Executive resigns his employment with the Company for any reason or is dismissed by the Company for Cause, in each case on or before the date that is twelve (12) months from the Closing, Buyer shall submit a written notice of such fact to Seller and the Escrow Agent (the "Rubin Claim Notice"). The Rubin Claim Notice shall describe the material facts pertaining to Executive's termination of employment with the Company. If Seller does not submit a good faith objection to the claim within 30 days after the receipt of the Claim Notice (a "Rubin Objection Notice"), the Escrow Agent shall be authorized immediately to release the entire Rubin Escrow Amount from escrow and deliver those funds to Buyer. If Seller submits a Rubin Objection Notice within the time specified above, the Rubin Indemnification Amount shall be held in escrow until such time as Buyer and Seller agree that the funds may be released from escrow or there is a judicial determination that such funds shall be released, in which case the funds shall be released from escrow in accordance with such agreement or determination.

      8.5. Release of Funds from Escrow. Except to the extent that some or all of the funds in escrow are the subject of a pending dispute and are to be retained in escrow pursuant to Section 8.3 or Section 8.4, all funds held in escrow shall be released and delivered to Seller twelve (12) months following the Closing.

      8.6. Execution of Escrow Agreement - Instructions. Buyer and Seller agree to execute such form of escrow agreement setting forth the rights and duties of the Escrow Agent as the Escrow Agent shall reasonably request (the "Escrow Agreement"), provided that such agreement shall not be inconsistent with the terms and conditions of this Agreement. Each party agrees to execute such instructions as are necessary or as the Escrow Agent requests to allow the

Escrow Agent to perform its duties and to carry out the terms of the Escrow Agreement and this Agreement. Buyer shall be responsible for paying the fees charged by the Escrow Agent for the performance of the Escrow Agent's services.

                                   Article 9
                       Termination; Effect of Termination

      9.1. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

            (a) at any time before the Closing, by mutual written agreement of Seller and Buyer;

            (b) at any time before the Closing without liability to the terminating party, by Seller or Buyer, in the event that any order or law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement upon notification of the non-terminating party by the terminating party;

            (c) at any time before the Closing, by Buyer in the event of a material breach of this Agreement by Seller if Seller fails to cure such breach within fifteen (15) days following notification thereof by Buyer; or

            (d) at any time after September 30, 2004, without liability to the terminating party, by Seller or Buyer upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

      9.2. Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, and there will be no liability or obligation on the part of Seller or Buyer (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except for claims of breach of this Agreement arising under this Agreement prior to termination and for the provisions of Articles 9 and 10, which shall survive the termination hereof. The termination of this Agreement shall not be deemed an exclusive remedy available to a party for breach of this Agreement.

                                   Article 10
                                  Miscellaneous

      10.1. Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as specifically provided to the contrary in this Agreement. Notwithstanding the foregoing, all such costs and expenses incurred by the Company, including any bonus or other compensation payable to officers, directors, employees or consultants of the Company in respect of the transactions contemplated hereby, shall be paid by Seller.

      10.2. Amendments and Supplements. This Agreement may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed by Buyer, the Company and Seller.

      10.3. Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

      10.4. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York, without regard to its principles of conflicts of laws.

      10.5. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of transmission, or sent via a reputable overnight courier service with confirmation of receipt requested, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of confirmed receipt or transmission:

      To Buyer:

            Mr. Henry Guy
            Modern Holdings Incorporated
            280 Park Avenue, 23rd Floor, East
            New York, New York 10017
            Facsimile: (212) 702-4685

      With a copy to:

            Alexander H. Pyle, Esq.
            Foley Hoag LLP
            155 Seaport Boulevard
            Boston, Massachusetts 02210
            Facsimile: (617) 832-7000

      To the Company or Seller:

            Mr. Assaf Ran
            DAG Media, Inc.
            125-10 Queens Blvd. Suite 14
            Kew Gardens, New York 11415
            Facsimile: (718) 209-0809

      With a copy to:

            Stephen A. Zelnick, Esq.
            Morse, Zelnick, Rose & Lander
            405 Park Avenue
            Suite 1401
            New York, NY 10022
            Facsimile: (212) 838-9190

      10.6. Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Each party hereto acknowledges that, in entering into this Agreement and completing the transactions contemplated hereby, such party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the agreements, certificates and other documents among or between the parties contemplated by or referred to herein.

      10.7. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer upon any person other than the parties hereto (and such parties' and members' respective successors and assigns) any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties hereto.

      10.8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

      10.9. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

                                    * * * * *

      IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed as an agreement under seal as of the date first above written.


                                      MODERN HOLDINGS INCORPORATED

                                      By:
                                             -----------------------------------

                                      Name:
                                             -----------------------------------

                                      Title:
                                             -----------------------------------


                                      DAG MEDIA, INC.

                                      By:
                                             -----------------------------------

                                      Name:
                                             -----------------------------------

                                      Title:
                                             -----------------------------------

                                                                       Exhibit A

             Matters To Be Addressed in Opinion of Seller's Counsel


      1. Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

      2. Seller has all requisite corporate power to execute and deliver and to perform its obligations under the Stock Purchase Agreement (the "Agreement") and each of the other agreements, documents and instruments delivered by it in connection with the consummation of the transactions contemplated by the Agreement (together with the Agreement, the "Purchase Documents"), and to consummate the transactions contemplated thereby.

      3. Seller has taken all corporate action necessary to authorize the execution and delivery by it of, and the performance by it of its obligations under, each of the Purchase Documents.

      4. Seller has duly executed and delivered each of the Purchase Documents and each such Purchase Document constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

      5. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.001 per share, of which, immediately prior to the Closing, 1,000 shares (the "Shares") are issued and outstanding and owned of record by Seller. The Shares represent all of the issued and outstanding capital stock of the Company and have been duly authorized and validly issued and are fully paid and non-assessable. Upon the purchase of the Shares in accordance with the terms and conditions of the Agreement and delivery to you of the certificates therefor duly endorsed for transfer, assuming you do not have notice of any adverse claim to the Shares, you will acquire the Shares free of any adverse claim. To our knowledge, no options, warrants, agreements, conversion rights or other rights to subscribe for, purchase or acquire any of the capital stock of the Company are authorized or outstanding.

      6. To our knowledge, except as set forth in Schedule 3.9 to the Agreement, there is no governmental action or proceeding and no litigation pending or threatened against the Company or any of its properties or assets.

      7. Except as obtained and in effect at the Closing, no consent, approval, authorization or order of, or the making of any declaration or filing with, any governmental agency or body is required for the valid execution and delivery by Seller of, or the performance by Seller of its obligations under, any of the Purchase Documents.

      8. The execution and delivery by Seller of the Purchase Documents do not, and the performance by Seller of the terms thereof will not, (i) violate the terms of its Certificate of Incorporation or by-laws, each as currently in effect, (ii) violate any federal or state law, statute or governmental regulation or any judicial or administrative decree, judgment or order known to us and applicable to Seller or the Company or (iii) result in any material violation or material breach of, constitute a material default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or otherwise require any notice under, any term or provision of any Company Contract.

                                                                       Exhibit B

                               Litigation Matters

Charge of Discrimination of Tracy Russek against Seller and the Company, filed with the U.S. Equal Employment Opportunity Commission (Case No. 160-2004-01987)

Case filed by Neopost Leasing, Inc. against the Company in the Civil Court of the City of New York, County of Queens (Index No. 56913/04)